Exhibit 3.1

ENTERTAINMENT PROPERTIES TRUST

ARTICLES SUPPLEMENTARY

6.625% SERIES F CUMULATIVE REDEEMABLE PREFERRED SHARES

$0.01 PAR VALUE PER SHARE

ENTERTAINMENT PROPERTIES TRUST, a Maryland real estate investment trust (the “Trust”), having its principal office in Kansas City, Missouri, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Trust’s Board of Trustees (the “Board of Trustees”) in the Amended and Restated Declaration of Trust, as amended (the “Declaration”), the Board of Trustees has duly classified and designated 5,000,000 Preferred Shares of the Trust as 6.625% Series F Cumulative Redeemable Preferred Shares, $0.01 par value per share, of the Trust (the “Series F Preferred Shares”).

SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of the Series F Preferred Shares are as follows, in addition to those set forth in the Declaration. Capitalized terms used in this ARTICLE SECOND which are defined in the Declaration and not otherwise defined herein are used herein as so defined in the Declaration. Certain additional capitalized terms used in this ARTICLE SECOND are used as defined in Section 14 below, which definitions shall apply only to Series F Preferred Shares and shall not affect the definition of such terms as used or as otherwise defined with respect to other series of Preferred Shares or elsewhere in the Declaration.

6.625% Series F Cumulative Redeemable Preferred Shares, $0.01 par value per share

1. Designation and Number. A series of Preferred Shares, designated the 6.625% Series F Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series F Preferred Shares”), is hereby established. The number of authorized Series F Preferred Shares is 5,000,000.

2. Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, the Series F Preferred Shares shall rank (i) senior to the Common Shares and any other class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, junior to the Series F Preferred Shares, (ii) on a parity with the 5.75% Series C Cumulative Convertible Preferred Shares, $0.01 par value per share (the “Series C Preferred Shares”), the 7.375% Series D Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series D Preferred Shares”), the 9.00% Series E Cumulative Convertible Preferred Shares, $0.01 par value per share (the “Series E Preferred Shares”), and any other class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, on a parity with the Series F Preferred Shares, and (iii) junior to any class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, senior to the Series F Preferred Shares. For the avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for Shares of the Trust or any other debt securities of the Trust do not constitute a class or series of Shares for purposes of this Section 2.

3. Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of Shares of the Trust ranking senior to the Series F Preferred Shares as to distributions, the holders of the then outstanding Series F Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of any funds legally available therefor, cumulative cash distributions at a rate of 6.625% of the $25.00 liquidation preference per year (equivalent to $1.65625 per share per year) (the “Distribution Rate”). Such distributions shall accrue and be cumulative from and including October 12, 2012 (the “Original Issue Date”), and will be payable quarterly in arrears in cash on the fifteenth day of each January, April, July and October (each such day being hereinafter called a “Distribution Payment Date”); provided that if any Distribution Payment Date is not a Business Day (as hereinafter defined), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable for any full quarterly period or portion thereof shall be computed on the basis of a 360-day year of twelve 30-day months. The first distribution on the Series F Preferred Shares, which will be for more than a full quarter, will be paid on January 15, 2013. Distributions shall be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date (each, a “Distribution Record Date”), which will be the same date set for any quarterly distribution payable to holders of the Common Shares and other Preferred Shares of the Trust, or on such other date designated by the Board of Trustees for the payment of distributions that is not more than 30 nor less than 10 days prior to the applicable Distribution Payment Date. Each distribution period shall commence on and include the 16th day of January, April, July and October of each year and end on and include the day preceding the first day of the next succeeding distribution period (other than the initial distribution period and the distribution period during which any Series F Preferred Shares shall be redeemed or converted).

(b) Distributions on the Series F Preferred Shares shall accrue and be cumulative, whether or not (i) the Trust has earnings, (ii) there are funds legally available for the payment of such distributions or (iii) such distributions have been declared or authorized.

(c) If Series F Preferred Shares are outstanding, unless full cumulative distributions on the Series F Preferred Shares for all past distribution periods and the then current distribution period have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment, no full distributions (other than distributions paid in Common Shares or Shares ranking junior to the Series F Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Trust, or options, warrants or rights to subscribe for or purchase Common Shares or such junior Shares) shall be declared or paid or set apart for payment on any class or series of Shares of the Trust ranking, as to distributions, on a parity with the Series F Preferred Shares for any period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Shares and the Shares of any other class or series ranking on a parity as to distributions with the Series F Preferred Shares, all distributions declared upon Series F Preferred Shares and any such other class or series of Shares shall in all cases bear to each other the same ratio that accumulated, accrued and unpaid distributions per share on the Series F Preferred Shares and such other class or series of Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series does not have a cumulative distribution) bear to each other.

(d) If Series F Preferred Shares are outstanding, unless full cumulative distributions on the Series F Preferred Shares for all past distribution periods and the then current distribution period have been or contemporaneously are declared and paid in cash or declared and contemporaneously a sum sufficient to pay them in full in cash is set apart for payment, no distributions (other than distributions paid in Common Shares or Shares ranking junior to the Series F Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Trust, or options, warrants or rights to subscribe for or purchase Common Shares or such junior Shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or made upon the Common Shares or any other Shares ranking junior to the Series F Preferred Shares as to distributions or on liquidation, dissolution or winding up of the Trust, nor shall any Common Shares or any other such Shares ranking junior to or on parity with the Series F Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Trust except (i) by conversion into or exchange for Common Shares or such junior Shares, (ii) by redemption, purchase or other acquisition of Common Shares made for purposes of an incentive, benefit or share purchase plan of the Trust or any of its subsidiaries for officers, Board of Trustees or employees or others performing or providing similar services, or (iii) for redemptions, purchases or other acquisitions by the Trust, whether pursuant to any provision of the Declaration or otherwise, for the purpose of preserving the Trust’s status as a REIT for federal income tax purposes.

(e) No interest, or sum of money in lieu thereof, shall be payable in respect of any distribution payment or payments on Series F Preferred Shares which may be in arrears, and the holders of Series F Preferred Shares are not entitled to any distributions, whether payable in cash, securities or other property, in excess of the full cumulative distributions described in this Section 3. Except as otherwise expressly provided herein, the Series F Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

(f) Any distribution payment made on the Series F Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due with respect to such Shares which remains payable. Any cash distributions paid in respect of Series F Preferred Shares, including any portion thereof which the Trust elects to designate as “capital gain dividends” (as defined in Section 857 (or any successor provision) of the Internal Revenue Code) or as a return of capital, shall be credited to the cumulative distributions on the Series F Preferred Shares.

(g) No distributions on the Series F Preferred Shares shall be authorized by the Board of Trustees or be paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(h) The Trust shall remain entitled to receive and retain any interest or other earnings on any money set aside for the payment of distributions on Series F Preferred Shares and holders thereof shall have no claim to such interest or other earnings. Any funds for the payment of distributions on Series F Preferred Shares which have been set apart by the Trust and which remain unclaimed by the holders of the Series F Preferred Shares entitled thereto on the first anniversary of the applicable Distribution Payment Date, or other distribution payment date, shall revert and be repaid to the general funds of the Trust, and thereafter the holders of the Series F Preferred Shares entitled to the funds which have reverted or been repaid to the Trust shall look only to the general funds of the Trust for payment, without interest or other earnings thereon.

4. Liquidation Rights.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to the holders of any Common Shares or any other Shares ranking junior to the Series F Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, but subject to the preferential rights of holders of any class or series of Shares ranking senior to the Series F Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution of winding up of the Trust, the holders of Series F Preferred Shares shall be entitled to receive, out of assets of the Trust legally available for distribution to shareholders, liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of $25.00 per Series F Preferred Share, plus an amount equal to all distributions accrued and unpaid thereon (whether or not authorized or declared) to the date of payment.

(b) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

(c) In the event that upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series F Preferred Shares and the full amounts payable as liquidating distributions on all Shares of other classes or series of Shares of the Trust ranking on a parity with the Series F Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, then the holders of the Series F Preferred Shares and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(d) For purposes of this Section 4, neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust or a statutory share exchange by the Trust, shall be deemed to be a dissolution, liquidation or winding up of the Trust.

(e) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of Shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series F Preferred Shares will not be added to the Trust’s total liabilities.

(f) Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series F Preferred Shares at the respective address of such holders as the same shall appear on the share transfer records of the Trust.

5. Redemption; Maturity.

(a) The Series F Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption. Except as described in Section 6 below and this Section 5, Series F Preferred Shares shall not be redeemable prior to October 12, 2017; provided, however, that the Trust may, prior to such date and in accordance with the terms of the Declaration, purchase Series F Preferred Shares designated as “Excess Shares” thereunder.

(b) On or after October 12, 2017, the Trust, at its option upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series F Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including the redemption date (except as provided below), without interest (the “Redemption Right”).

(c) If the Trust redeems fewer than all of the outstanding Series F Preferred Shares, the Trust shall determine the number of Series F Preferred Shares to be redeemed on a pro rata basis (as nearly as practicable without creating any fractional shares), by lot or by any other equitable method the Trust may choose. If such redemption is to be by lot and, as a result of such redemption, any holder of Series F Preferred Shares would become a holder of a number of Series F Preferred Shares in excess of the “Ownership Limit” (as defined in the Declaration) or other ownership limitations set forth in Article NINTH of the Declaration because such holder’s Series F Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration, the Trust shall redeem the requisite number of Series F Preferred Shares of such holder such that no holder shall hold in excess of the Ownership Limit or other applicable ownership limitation set forth in Article NINTH of the Declaration subsequent to such redemption. Holders of Series F Preferred Shares to be redeemed shall surrender the certificates evidencing such Series F Preferred Shares, to the extent such shares are certificated, at the place designated in such notice and shall be entitled to the redemption price and any accumulated and unpaid distributions payable upon such redemption following such surrender. If a notice of redemption of any Series F Preferred Shares has been given and if the funds necessary for such redemption have been set apart by the Trust in trust for the benefit of the record holders of Series F Preferred Shares so called for redemption, then from and after the redemption date, distributions shall cease to accumulate on the Series F Preferred Shares designated for redemption, such Series F Preferred Shares shall no longer be deemed outstanding, such Series F Preferred Shares shall not thereafter be transferred (except with the Trust’s consent) on the Trust’s share transfer records and all rights of the holders of such Series F Preferred Shares shall terminate, except for the right to receive the redemption price plus any accumulated and unpaid distributions payable upon the redemption date. Except as otherwise provided herein, the redemption provisions of the Series F Preferred Shares do not in any way limit the Trust’s right or ability to purchase, from time to time either at a public or a private sale, Series F Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law.

(d) Unless full cumulative distributions on all Series F Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series F Preferred Shares may be redeemed unless all outstanding Series F Preferred Shares are simultaneously redeemed; provided, however, that the Trust may redeem or purchase Series F Preferred Shares in order to ensure that the Trust remains qualified as a REIT for U.S. federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all Series F Preferred Shares. In addition, unless full cumulative distributions on all Series F Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Trust may not purchase or otherwise acquire directly or indirectly for any consideration, nor may any monies be paid to or be made available for a sinking fund for the redemption of, any Series F Preferred Shares (except by conversion into or exchange for Common Shares or Shares ranking junior to the Series F Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the Trust or by redemption, purchase or acquisition of shares of any class or series of shares of beneficial interest of the Trust under incentive, benefit or share purchase plans of the Trust for officers, trustees or others performing or providing similar services); provided, however, that the Trust may purchase or acquire Series F Preferred Shares for the purpose of preserving its status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares.

(e) Notice of redemption shall be mailed by the Trust, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series F Preferred Shares except as to a holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series F Preferred Shares to be redeemed; (iv) to the extent such shares are certificated, the place or places where the certificates for the Series F Preferred Shares, if any, are to be surrendered for payment; (v) if the Series F Preferred Shares are being redeemed pursuant to Section 6, that the Series F Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) if the Series F Preferred Shares are being redeemed pursuant to Section 6, that the holders of the Series F Preferred Shares to which the notice relates shall not be able to tender such Series F Preferred Shares for conversion in connection with the Change of Control and each Series F Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption shall be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (vii) that distributions on the Series F Preferred Shares to be redeemed shall cease to accumulate immediately prior to the redemption date. If fewer than all of Series F Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series F Preferred Shares held by such holder to be redeemed.

(f) Immediately prior to any redemption of the Series F Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid distributions up to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of record of Series F Preferred Shares at the close of business on the Distribution Record Date shall be entitled to the distribution payable on the Series F Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption of those shares before that Distribution Payment Date. Except as provided herein, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Shares for which a notice of redemption has been given.

(g) To the extent the Series F Preferred Shares are certificated, if fewer than all the shares evidenced by any such certificate evidencing Series F Preferred Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the Series F Preferred Shares to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

(h) At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to, but not including, the redemption date) of the Series F Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company.

(i) The Trust shall also comply with any applicable requirements of the NYSE or any other securities exchange on which the Series F Preferred Shares may be listed at the time of any redemption.

(j) The Series F Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series F Preferred Shares owned by a shareholder in excess of the Ownership Limit or other ownership limitations set forth in Article NINTH of the Declaration shall be subject to the provisions of Article NINTH of the Declaration.

(k) The provisions of Sections 5(c) through 5(i) shall apply with respect to any redemption, whether pursuant to the Redemption Right or the Special Optional Redemption Right.

6. Special Optional Redemption by the Trust.

(a) In connection with a Change of Control (as defined below), the Trust shall, at its option, upon not fewer than 30 nor more than 60 days’ written notice, redeem the Series F Preferred Shares, in whole or in part, no later than 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including the redemption date, without interest (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series F Preferred Shares except as to a holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Trust has provided or provides notice of redemption with respect to the Series F Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of Series F Preferred Shares shall not have the conversion right described below in Section 8.

(b) A “Change of Control” means that the following events shall have occurred and are continuing: (i) the acquisition by any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of the Trust entitled to vote generally in elections of Trustees (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT, or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

7. Voting Rights. Notwithstanding anything to the contrary contained in the Declaration, except as set forth below in this Section 7, the holders of the Series F Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Trustees or for any other purpose or otherwise to participate in any action taken by the Trust or the shareholders thereof, or to receive notice of any meeting of shareholders (except for such notices as may be expressly required by law).

(a) If, at any time, full cumulative distributions on the Series F Preferred Shares shall not have been paid for six or more quarterly periods (a “Preferred Distribution Default”), whether or not the quarterly periods are consecutive, the holders of Series F Preferred Shares (voting together as a single class with the holders of all other classes or series of Preferred Shares of the Trust ranking on parity with the Series F Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional Trustees of the Trust (each, a “Preferred Share Trustee”). The election will take place at the next annual meeting of shareholders, or at a special meeting of the holders of Series F Preferred Shares (and the holders of all other classes or series of Preferred Shares of the Trust ranking on parity with the Series F Preferred Shares upon which like voting rights have been conferred and are exercisable) called for that purpose, and each subsequent annual meeting (or special meeting held for such purpose) until all distributions accumulated on the Series F Preferred Shares and on any other class or series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable have been paid in full for all past distribution periods and the distribution for the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Upon the election of the Preferred Share Trustees, the number of Trustees then constituting the Board of Trustees will automatically increase by two, if not already increased by two by reason of the election of Preferred Share Trustees by the holders of such Preferred Shares. For the avoidance of doubt, and by means of example, in the event distributions on the Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares shall each be in arrears for six or more quarterly periods, the holders of Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares (and the holders of all other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) shall be entitled to vote for the election of two additional Trustees in the aggregate, not eight or more additional Trustees.

(i) Upon the full payment of all such distributions accumulated on Series F Preferred Shares for the past Distribution Periods or the declaration in full thereof and the Trust’s setting aside a sum sufficient for the payment thereof, the right of the holders of Series F Preferred Shares to elect such two Preferred Share Trustees shall cease, and (unless there are one or more other classes or series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) the term of office of such Preferred

Share Trustees previously so elected shall automatically terminate and the authorized number of Trustees of the Trust will thereupon automatically return to the number of authorized Trustees otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Preferred Share Trustees in the case of any such future Preferred Distribution Default.

(ii) If at any time when the voting rights conferred upon the Series F Preferred Shares pursuant to this Section 7(a) are exercisable any vacancy in the office of a Preferred Share Trustee elected pursuant to this Section 7(a) shall occur, then such vacancy may be filled only by written consent of the other Preferred Distribution Trustee who remains in office or by a vote of the holders of the outstanding Series F Preferred Shares when they have the voting rights described above (voting together as a single class with all other classes or series of Preferred Shares of the Trust ranking on a parity with the Series F Preferred Shares upon which like voting rights have been conferred and are exercisable).

(iii) Any Trustee elected or appointed pursuant to this Section 7(a) may be removed only by the holders of the outstanding Series F Preferred Shares and any other classes or series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series F Preferred Shares in the election of Trustees pursuant to this Section 7(a), and may not be removed by the holders of the Common Shares.

(iv) Each Preferred Share Trustee will be elected by a plurality of the votes cast in the election and will be entitled to one vote on any matter. The term of any Preferred Share Trustee elected or appointed pursuant to this Section 7(a) shall be from the date of such election or appointment and their qualification until the next annual meeting of the shareholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 7(a).

(b) So long as any Series F Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series F Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series F Preferred Shares voting separately as a class):

(i) amend, alter or repeal any of the provisions of the Declaration (including these terms of the Series F Preferred Shares) or our bylaws, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, in a manner that materially and adversely affects any power, right, privilege or preference of the Series F Preferred Shares or the holders of the Series F Preferred Shares; provided, however, that any issuance of or increase in the number of Series F Preferred Shares or the amendment of, or supplement to, the provisions of the Declaration so as to authorize, create, increase or decrease the authorized amount of any shares ranking on a parity with or junior to the Series F Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, or the issuance of any such shares, shall not be deemed to materially adversely affect the powers, rights, privileges or preferences of the Series F Preferred Shares;

(ii) effect a share exchange that affects the Series F Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each Series F Preferred Share (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, rights, powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption identical to that of the Series F Preferred Shares (except for changes that do not materially and adversely affect the holders of the Series F Preferred Shares); or

(iii) authorize, reclassify or create, or increase the authorized or issued amount of, any class or series of Shares of the Trust ranking senior to the Series F Preferred Shares as to distributions and upon liquidation or any security convertible into or evidencing the right to purchase any class or series of such Shares.

(c) The voting provisions set forth in clauses (a) and (b) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, (i) all outstanding Series F

Preferred Shares shall have been redeemed or repurchased by the Trust or (ii) all outstanding Series F Preferred Shares shall have been called for redemption or the Trust shall have exercised its election to repurchase all outstanding Series F Preferred Shares and in either case sufficient funds shall have been deposited in trust pursuant to the provisions of the terms of the Series F Preferred Shares to effect the redemption or repurchase, as applicable.

(d) On each matter submitted to a vote of the holders of Series F Preferred Shares or on which the holders of Series F Preferred Shares are otherwise entitled to vote as provided herein, each Series F Preferred Share shall be entitled to one vote, except that when Shares of any other class or series of Preferred Shares of the Trust have the right to vote with the Series F Preferred Shares as a single class on any matter, the Series F Preferred Shares and the Shares of each such other class or series will have one vote for each $25.00 of liquidation preference.

8. Conversion. The Series F Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of Series F Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem the Series F Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series F Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares per Series F Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accumulated and unpaid distributions shall be included in such sum) by (B) the Common Share Price (as defined below) and (ii) 1.1008 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap shall be subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Shares as follows: the adjusted Share Cap as a result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding immediately after, and solely as a result of, such Share Split, and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 5,504,000 Common Shares (or equivalent Alternative Conversion Consideration, as applicable) assuming that all 5,000,000 Series F Preferred Shares classified and designated pursuant to these Articles Supplementary are then issued and outstanding (the “Exchange Cap”), which Exchange Cap shall be reduced proportionally to the extent that fewer Series F Preferred Shares are outstanding. The Exchange Cap shall also be subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is also subject to a corresponding adjustment if the number of authorized Series F Preferred Shares is increased after the date hereof and such additional shares are thereafter issued by the Trust.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series F Preferred Shares shall receive, upon conversion of such Series F Preferred Shares, the kind and amount of Alternative Form Consideration which such holder of Series F Preferred Shares would have owned or been entitled to receive upon the Change of Control had such holder of Series F Preferred Shares held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration;” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series F Preferred Shares shall receive shall be the form of consideration elected by the holders of the Common Shares who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” means the date on which the Series F Preferred Shares are to be converted and shall be a Business Day selected by the Trust set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no fewer than 20 days nor more than 35 days after the date on which the Trust provides the notice of occurrence of a Change of Control to the holders of Series F Preferred Shares.

The “Common Share Price” shall be (i) the amount of cash consideration per Common Share, if the consideration to be received in the Change of Control by holders of Common Shares is solely cash, and (ii) the average of the closing prices per Common Share on the NYSE for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash.

(b) The Trust shall not issue fractional Common Shares upon the conversion of the Series F Preferred Shares. In lieu of fractional shares, the Trust shall pay the cash value (computed to the nearest cent) of such fractional shares based on the Common Share Price (as defined above).

(c) No later than 15 days following the occurrence of a Change of Control (unless the Trust has provided notice of its intention to redeem all of the Series F Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right), the Trust shall provide to record holders of Series F Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right at their addresses as they appear on the Trust’s share transfer records and shall provide notice to the Transfer Agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series F Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series F Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a Business Day that is no fewer than 20 days nor more than 35 days after the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series F Preferred Shares, the holder shall not be able to convert Series F Preferred Shares and such Series F Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series F Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series F Preferred Shares must follow to exercise the Change of Control Conversion Right.

(d) The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section 8(c) above to the holders of Series F Preferred Shares.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series F Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, any certificates evidencing the Series F Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Transfer Agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series F Preferred Shares to be converted; and (iii) that the Series F Preferred Shares are to be converted pursuant to the applicable terms of the Series F Preferred Shares. Notwithstanding the foregoing, if the Series F Preferred Shares are held in global form, such notice shall comply with applicable procedures of DTC.

(f) Holders of Series F Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series F Preferred Shares; (ii) if certificated Series F Preferred Shares have been issued, the certificate numbers of the withdrawn Series F Preferred Shares; and (iii) the number of Series F Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series F Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Series F Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series F Preferred Shares, whether pursuant to the Redemption Right or the Special Optional Redemption Right. If the Trust elects to redeem Series F Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series F Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including, the redemption date.

(h) The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) The Trust shall at all times reserve and keep available out of the authorized and unissued Common Shares or Common Shares held in treasury by the Trust, solely for issuance upon the conversion of the Series F Preferred Shares, that number of Common Shares as shall from time to time be issuable upon the conversion of all the Series F Preferred Shares then outstanding.

(j) In connection with the exercise of any Change of Control Conversion Right, the Trust shall comply with all federal and state securities laws and securities exchange rules in connection with any conversion of Series F Preferred Shares into Common Shares. Notwithstanding anything to the contrary contained herein, no holder of Series F Preferred Shares shall be entitled to convert such Series F Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause such holder (or any other person) to “Beneficially Own” (within the meaning of the Declaration) Common Shares of the Trust in excess of the applicable Ownership Limit or other ownership limitations set forth in Article NINTH of the Declaration.

9. Status of Redeemed, Reacquired and Converted Series F Preferred Shares. In the event any Series F Preferred Shares shall be redeemed pursuant to Sections 5 or 6 hereof, repurchased pursuant to Section 5(c) hereof or otherwise reacquired by the Trust or converted pursuant to Sections 5, 6 or 8 hereof, the Shares so redeemed, repurchased, reacquired or converted shall become authorized but unissued Preferred Shares, available for future classification, reclassification and issuance by the Trust or, if so determined by the Board of Trustees, may be retired and canceled by the Trust.

10. Restrictions on Ownership.

The Series F Preferred Shares shall be subject to the ownership restrictions and other provisions contained in Article NINTH of the Declaration.

11. Severability. If any preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series F Preferred Shares is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications, terms and conditions of redemption and other terms of the Series F Preferred Shares which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series F Preferred Shares shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series F Preferred Shares.

12. No Preemptive Rights. No holder of Series F Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Trust.

13. Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series F Preferred Shares provided for in these Articles Supplementary shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the share transfer records of the Trust or the Transfer Agent. Unless otherwise provided herein or required by law, requirements set forth in these Articles Supplementary for public announcements or publications by the Trust may be satisfied if the subject matter thereof is contained in (a) a document filed by the Trust with, or furnished by the Trust to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Trust for publication to Dow Jones & Company, Inc., Business Wire. PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).

14. Certain Definitions. As used in this ARTICLE SECOND, the following terms shall have the following respective meanings:

“Alternative Conversion Consideration” has the meaning set forth in Section 8(a).

“Alternative Form Consideration” has the meaning set forth in Section 8(a).

“Beneficially Own” has the meaning set forth in Article NINTH of the Declaration.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Change of Control” has the meaning set forth in Section 6(b).

“Change of Control Conversion Date” has the meaning set forth in Section 8(a).

“Change of Control Conversion Right” has the meaning set forth in Section 8(a).

“Common Share Price” has the meaning set forth in Section 8(a).

“Common Shares Conversion Consideration” has the meaning set forth in Section 8(a).

“Common Shares” means the common shares of beneficial interest of the Trust.

“Conversion Consideration” has the meaning set forth in Section 8(a).

“Distribution Payment Date” has the meaning set forth in Section 3(a).

“Distribution Rate” has the meaning set forth in Section 3(a).

“Distribution Record Date” has the meaning set forth in Section 3(a).

“DTC” means The Depository Trust Company or a successor thereto or other similar depositary holding Series F Preferred Shares in global form.

“Excess Shares” has the meaning set forth in Article NINTH of the Declaration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Cap” has the meaning set forth in Section 8(a).

“NYSE” means the New York Stock Exchange or any successor thereto.

“NASDAQ” has the meaning set forth in Section 6(b).

“Original Issue Date” has the meaning set forth in Section 3(a).

“Ownership Limit” has the meaning set forth in Article NINTH of the Declaration.

“Preferred Distribution Default” has the meaning set forth in Section 7(a).

“Preferred Shares” means any preferred shares of beneficial interest of the Trust.

“Preferred Share Trustee” has the meaning set forth in Section 7(a).

“REIT” means a real estate investment trust as defined in the Internal Revenue Code.

“Series C Preferred Shares” has the meaning set forth in Section 2.

“Series D Preferred Shares” has the meaning set forth in Section 2.

“Series E Preferred Shares” has the meaning set forth in Section 2.

“Series F Preferred Shares” has the meaning set forth in Section 1.

“Share Cap” has the meaning set forth in Section 8(a).

“Shares” means any shares of beneficial interest or other equity security of the Trust.

“Share Split” has the meaning set forth in Section 8(a).

“Special Optional Redemption Right” has the meaning set forth in Section 6(a).

“Transfer Agent” means, initially, Computershare Trust Company, n.a., as transfer agent for the Series E Preferred Shares or, with respect to all or any particular function of the Transfer Agent in these Articles Supplementary, such other conversion, paying or other agent which the Trust shall have designated by notice given to the holders of Series E Preferred Shares, specifying the name and address of such agent. The Trust may, in its sole discretion, remove any Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided, that the Trust shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness or such removal.

“Trustees” means the trustees constituting the Board of Trustees of the Trust.

15. Form. The Series F Preferred Shares will be issued and maintained initially in book-entry form registered in the name of the nominee of DTC; provided, however, that any holder of Series F Preferred Shares shall have the right to request a certificate therefor and upon such request made in writing to the Transfer Agent, the Trust shall cause to be issued a duly executed certificate for such Series F Preferred Shares registered in the name in which the Series F Preferred Shares were held in book-entry form or such other name(s) as specified by the holder in writing.

16. Information Rights. During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series F Preferred Shares are outstanding, the Trust shall (i) transmit by mail to all holders of Series F Preferred Shares, as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Trust would have been required to file with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Trust were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series F Preferred Shares. The Trust will mail the reports to the holders of Series F Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file the reports with the Securities and Exchange Commission if the Trust were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

THIRD: The Series F Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

FOURTH: These Articles Supplementary have been approved by the Board of Trustees or an authorized committee thereof in the manner and by the vote required by law.

FIFTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, ENTERTAINMENT PROPERTIES TRUST has executed these Articles Supplementary as of this 11th day of October, 2012.

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ David M. Brain
Name: David M. Brain
Title: President

WITNESS:

By:	/s/ Gregory K. Silvers
Name: Gregory K. Silvers
Title: Executive Vice-President and Secretary